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                     January 21, 2021

       Andrew Cebulla
       Vice President, Finance and Interim Chief Financial Officer
       Tennant Company
       701 North Lilac Drive
       Minneapolis, MN 55440

                                                        Re: Tennant Company
                                                            Form 10-K for the
FIscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            Form 10-Q for the
Quarter Ended June 30, 2020
                                                            Filed July 30, 2020
                                                            Form 8-K filed July
30, 2020
                                                            File No. 001-16191

       Dear Mr. Cebulla:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Angela Ammann